Exhibit 10.6

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of August 27, 2009 (the “First Amendment Effective Date”) is entered into by and among WELLS FARGO RETAIL FINANCE, LLC, as lender (the “Lender”) and GREAT AMERICAN GROUP WF, LLC, a California limited liability company (the “Borrower”).

RECITALS

WHEREAS, Borrower and Lender are parties to the Credit Agreement dated as of October 21, 2008, as acknowledged and agreed to by Great American Group, LLC, a California limited liability company (“Great American”), as a limited guarantor (as it may be further amended, restated, supplemented and/or modified from time to time, the “Credit Agreement”). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement, as amended through the date hereof,

WHEREAS, Great American has advised Lender that Great American has entered into that certain Agreement and Plan of Reorganization, dated as of May 14, 2009, as amended by Amendment No. 1, Amendment No. 2, and Amendment No. 3 to the Agreement and Plan of Reorganization, each dated as of May 29, 2009, July 8, 2009 and July 28, 2009, respectively (as amended, the “GAG Purchase Agreement”), by and among Alternative Asset Management Acquisition Corp., a Delaware corporation (“AAMAC”), Great American Group, Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of AAMAC (“GAG Inc.”), and AAMAC Merger Sub, Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of GAG Inc. (“Merger Sub”), on the one hand, and Great American, the members of Great American (the “Great American Members”) and the representative of each of Great American, the Great American Members and the phantom equity holders of Great American,

WHEREAS, pursuant to the GAG Purchase Agreement, the Great American Members will contribute all of their membership interests in Great American to GAG Inc. in exchange for common stock of GAG Inc. and a subordinated unsecured promissory note issued by GAG Inc. (the “Contribution”), as a result of which, among other things, Great American will become a wholly-owned subsidiary of GAG Inc., the Great American Members shall become stockholders of GAG Inc., and a Change of Control will occur under the Credit Agreement,

WHEREAS, the Borrower and Great American have requested that Lender consent to the transactions to be undertaken pursuant to the GAG Purchase Agreement and the Change of Control that will result therefrom,

WHEREAS, the Lender is willing, on the terms and conditions set forth herein, to consent to the transactions contemplated under the GAG Purchase Agreement as in effect on the date hereof and the Change of Control resulting therefrom,

WHEREAS, as a condition to Lender’s consent, Borrower and Lender have agreed to make certain further amendments to the Credit Agreement, all of which shall be subject to and pursuant to the terms and conditions contained herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned hereby agrees as follows:

1. RELATION TO THE CREDIT AGREEMENT.

This Amendment constitutes an integral part of the Credit Agreement and shall be deemed to be a Loan Document for all purposes. Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement,” “thereunder,” “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby.

2. AMENDMENTS TO CREDIT AGREEMENT.

2.1 Definitions. Section 1.1 of the Credit Agreement is hereby amended as follows:

(a) Each of the terms defined in the Recitals of this Amendment shall be deemed incorporated by reference into their appropriate alphabetical location in Section 1.1 of the Credit Agreement as though stated therein in full.

(b) The following defined terms are hereby added in their appropriate alphabetical location in Section 1.1 of the Credit Agreement or, if any of the following terms are defined in the Credit Agreement prior to giving effect to this Amendment, such terms are deemed amended and restated in their entirety as follows.

“Agreement” shall mean this Credit Agreement, including all annexes, exhibits, and schedules hereto, as amended by the First Amendment, and as it may be further amended, restated, supplemented and/or modified from time to time in accordance with the terms hereof.

“Change of Control” shall mean, at any time:

(a) occupation of a majority of the seats (other than vacant seats) on the Board of Directors (or other body exercising similar management authority) of GAG Inc. by Persons who are not Permitted Holders and were neither (i) nominated by the Permitted Holders nor (ii) appointed by directors so nominated;

(b) any Person or “group” (within the meaning of the Securities and Exchange Act of 1934, as amended), other than a Permitted Holder, is or becomes the beneficial owner (within the meaning of Rule 13d-3 or 13d-5 of the Securities and Exchange Act of 1934, as amended, except that such Person or group shall be deemed to have “beneficial ownership” of all Capital Stock that such Person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of (i) twenty-five percent (25%) or more (on a fully diluted basis) of the total then outstanding Capital Stock of GAG Inc. entitled to vote for the election of directors of GAG Inc., and (ii) Capital Stock of GAG Inc. entitled to vote for the election of directors of GAG Inc. in an amount greater than the number of shares of such Capital Stock beneficially owned by the Permitted Holders (or over which the Permitted Holders have voting control);

(c) GAG Inc. fails at any time to own, directly or indirectly, 100% of the Capital Stock of Great American and Great American fails at any time to own, directly or indirectly, 100% of the Capital Stock of Borrower free and clear of all Liens (other than Permitted Encumbrances) and/or ceases to manage Borrower’s business and operations;

(d) Permitted Holders cease to own, directly or indirectly, at least 15% of the Capital Stock of GAG Inc. having the right to vote for a majority of the Board of Directors of GAG Inc.;

(e) any Permitted Holder: (i) ceases to be actively engaged in the management and day-to-day operations and administration of the Great American Group (including, without limitation, Borrower) or (ii) ceases to be a Continuing Director of GAG Inc. and a Continuing Manager of Great American.

“Continuing Directors” shall mean (a) any member (or comparable manager) of the Board of Directors (or comparable body) of Great American or the Borrower who was or became a director (or comparable manager) of Great American or the Borrower on the Closing Date, (b) any individual who becomes a member (or comparable manager) of the Board of Directors (or comparable body) of Great American or the Borrower after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the members of either Great American or Borrower, as applicable, or (c) any member of the Board of Directors of GAG Inc. who was or became a director of GAG Inc. on the First Amendment Effective Date, or becomes a member of the Board of Directors of GAG Inc. after the First Amendment Effective Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the members.

“First Amendment” shall mean the First Amendment to Credit Agreement, dated as of the First Amendment Effective Date, between Lender and Borrower and acknowledged and agreed to by Great American and GAG Inc.

“First Amendment Effective Date” shall have the meaning given such term in the First Amendment.

“Great American Guaranty” shall mean the First Amended and Restated Limited Guaranty of GAG Inc. and Great American, on a joint and several basis, in favor of Lender dated as of the First Amendment Effective Date and in form and substance satisfactory to Lender guaranteeing the prompt payment and performance of the Obligations under certain circumstances set forth therein.

“SEC” shall mean the Securities and Exchange Commission.

“Work Fee” shall mean a fee in the amount of $25,000 payable to Lender pursuant to, and upon occurrence of the events described in, Section 2.5(d).

(c) The following defined terms in Section 1.1 of the Credit Agreement are hereby amended as follows.

(i) The definitions of “Bank Product Agreement”, “Bank Product Obligations” and “Bank Products” are amended by inserting “GAG Inc.” before each occurrence of “Great American” in such definitions.

(ii) The definition of “Fees” is amended by inserting “any Work Fee” after “the Letter of Credit Fees” and before “and the Success Fees”.

(iii) The definition of “Great American Group” is amended by inserting “GAG Inc.” after “a collective reference to” and before “Great American”.

(iv) The definition of “Material Adverse Effect” is hereby amended by inserting, in clause “a” of such definition, “GAG Inc.,” after “Borrower” and before “and/or Great American” and by inserting, in clause “c” of such definition, “GAG Inc.’s” after “Borrower’s” and before “or Great American’s”.

(v) The definition of “Obligations” is hereby amended by inserting “any Work Fees” after “the Success Fees” and before “and any L/C Fees”.

2.2 Amendment to §2.5 of the Credit Agreement. Section 2.5 of the Credit Agreement is hereby amended by adding the following new clause “d”, as follows:

“(d) Work Fee. In the event that Borrower has submitted a Liquidation Loan Proposal to Lender pursuant to Section 2.1(f) and Lender has committed pursuant to Section 2.1(f)(ii) to make a Liquidation Loan or incur Letter of Credit Obligations on the terms set forth in such Liquidation Loan Proposal (or on other terms proposed by Lender and accepted by Borrower) and Borrower (or any joint venture as to which Borrower is a joint venturer, as applicable) thereafter enters into a Liquidation Sales Agreement but elects to fund its obligations (or its share of the obligations of any joint venture as to which Borrower is a joint venturer, as applicable) under such Liquidation Sales Agreement without such Liquidation Loan or Letter of Credit, then, without waiving any Default or Event of Default which may result (including, without limitation, as a result of any breach of Section 6.15) from Borrower’s election or any of Lender’s rights or remedies against Borrower under the Loan Documents or applicable law (all of which Lender hereby expressly reserves), the Borrower shall pay the Work Fee to Lender. The Work Fee shall be immediately due and payable, on the terms provided for payment of Fees under Section 2.4(e), after Borrower (or any joint venturer as to which Borrower is a joint venturer) enters into such Liquidation Sales Agreement. The Borrower agrees that any Work Fees shall be fully earned when due as partial consideration for Lender’s work in reviewing the terms of such Liquidation Loan Proposals and shall not relieve Borrower of any other obligations hereunder to reimburse Lender for any other Lender Expenses or Fees howsoever arising.”

2.3 Amendment to § 2.11 of the Credit Agreement. Section 2.11 of the Credit Agreement is hereby amended and restated to read in their entirety as follows:

“(a) Borrower, GAG Inc., and Great American, jointly and severally, shall pay, indemnify, defend, and hold the Lender, each Participant, and each of Lender’s or Participant’s respective officers, directors, employees, agents, attorneys, and attorneys-in-fact (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable and documented attorneys fees and disbursements and other reasonable and documented costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrower, GAG Inc., and Great American shall have no obligation to any Indemnified Person under this Section 2.11(a) with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower, GAG Inc., or Great American was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. Borrower, GAG Inc., and Great American shall be subrogated to an Indemnified Person’s rights of recovery to the extent of any liabilities satisfied by the Borrower, GAG Inc., or Great American and such Indemnified Person shall execute and deliver such instruments and papers as are necessary to assign such rights and assist in the execution thereof; provided, however, that, and, notwithstanding the foregoing to the contrary, such subrogation rights of Borrower, GAG Inc., or Great American may not be exercised until payment in full of all Obligations due hereunder and the termination of this Agreement and shall be subordinate to the Obligations due Lender in all respects. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT (NOT CONSTITUTING GROSS NEGLIGENCE) OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

(b) GAG Inc. and Great American shall each be liable, jointly and severally, to pay, indemnify, defend, and hold harmless (to the fullest extent permitted by law) from and against any and all Indemnified Liabilities which may be instituted or asserted against or incurred by any such Indemnified Person as a result of the engagement of GAG Inc., Great American, or any of their respective employees in, or any of such Person’s causing Borrower to engage in, any fraud, acts in bad faith or intentional breach of the terms of this Agreement, any Liquidation Sales Agreement, or the conduct of any Liquidation Sale. The foregoing to the contrary notwithstanding, GAG Inc. and Great American shall have no obligation to any Indemnified Person under this Section 2.11(b) with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT (NOT CONSTITUTING GROSS NEGLIGENCE) OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.”

2.4 Amendment to § 4.4 of the Credit Agreement. Section 4.4 of the Credit Agreement is amended by adding “GAG Inc.,” after “relating to” and before “Borrower and Great American”.

2.5 Amendment to § 4.19 of the Credit Agreement. Section 4.19 of the Credit Agreement is amended and restated in its entirety as follows.

4.19	Solvency; Fraudulent Transfer.

(a) Both before and after giving effect to (i) the Revolving Credit Advances and Letter of Credit Obligations to be made or extended on the Closing Date or such other date as Revolving Credit Advances or Letter of Credit Obligations requested hereunder are made or extended, (ii) the disbursement of the proceeds of such Revolving Credit Advances pursuant to the instructions of Borrower, (iii) any Liquidation Sale, (iv) the payment and accrual of all transaction costs in connection with the foregoing, and (v) the consummation of the transactions contemplated in the GAG Purchase Agreement as in effect on the First Amendment Effective Date, GAG Inc., Great American, and Borrower are Solvent.

(b) No transfer of property is being made by any of GAG Inc., Great American, or Borrower and no obligation is being incurred by any of them in connection with the transactions contemplated by this Agreement or the other Loan Documents or the GAG Purchase Agreement with the intent to hinder, delay, or defraud either present or future creditors of GAG Inc., Great American, or Borrower.

(c) No transfer of property is being made by GAG Inc., Great American, or Borrower under the GAG Purchase Agreement or otherwise without receiving a reasonably equivalent value in exchange for such transfer and, after such transfer, GAG Inc.’s, Great American’s, or the Borrower’s remaining assets are not unreasonably small in relation to its business.

2.6 Amendment to § 5.3 of the Credit Agreement. Section 5.3 of the Credit Agreement is amended:

(i) by deleting each reference to “Great American” in such section and replacing each such reference with “GAG Inc.”; and

(ii) by adding a new clause “c” thereto as follows.

“(c) As soon as the same become publicly available, copies of (i) all material periodic and other reports, proxy statements and other materials filed by GAG Inc. with the SEC or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, as the case may be, and (ii) SEC Forms 10-K and 10-Q for GAG Inc.; provided that no such delivery shall be required hereunder with respect to each of the foregoing to the extent that such are publicly available via EDGAR or another publicly available reporting system and the Borrower has advised the Lender of the filing thereof.”

2.7 Amendment to § 6.12 of the Credit Agreement. Section 6.12 of the Credit Agreement is amended by deleting the “and” at the end of clause “h” thereof, deleting the “.” at the end of clause “i” thereof and replacing it with “and” and inserting a new clause “j” thereof as follows:

“(j) The filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting GAG Inc., Borrower, or any other Subsidiary of GAG Inc. that could reasonably be expected to result in a Material Adverse Effect.”

2.8 Amendment to § 6.13 of the Credit Agreement. Section 6.13 of the Credit Agreement is hereby amended by adding “GAG Inc.,” before “Great American” at the beginning of such Section.

2.9 Amendment to § 6.15(b) of the Credit Agreement. Section 6.15(b) of the Credit Agreement is hereby amended by adding “GAG Inc.,” before each occurrence of “Great American” in such Section and by adding “GAG Inc.’s” before “Great American’s” in clause “iii” of such Section.

2.10 Amendment to Article 7 of the Credit Agreement. Article 7 of the Credit Agreement is hereby amended by adding a new Section 7.22 thereto as follows:

7.22 Preferred Stock. GAG Inc. agrees not to issue any Capital Stock to any Person that would constitute “Preferred Stock” as defined and described in GAG Inc.’s Certificate of Incorporation filed with the State of Delaware on May 7, 2009, without providing Lender with at least 30 days advance written notice thereof, together with copies of all documents, certificates, and agreements to be issued by GAG Inc. or any other Person in connection with such issuance.

2.11 Amendments to § 9.1 of the Credit Agreement.

(a) Sections 9.1(g), (h), (i), (j), (l), (m), (n), and (q) of the Credit Agreement is hereby amended by adding “GAG Inc.,” before each occurrence of “Great American” in such Sections.

(b) Section 9.1(k) of the Credit Agreement is hereby amended by deleting “Guarantor” and replacing it with “GAG Inc. or Great American”.

3. CONSENT. Upon the effectiveness of this Amendment, Lender hereby consents to the change of control in the ownership of Great American to be consummated pursuant to the GAG Purchase Agreement as in effect on the date hereof.

4. REPRESENTATIONS AND WARRANTIES. The Borrower, Great American, and GAG Inc., hereby affirm to Lender that all of its respective representations and warranties set forth in the Credit Agreement and other Loan Documents to which it is a party are true, complete and accurate in all respects as of the date hereof. Additionally, the Borrower represents and warrants to Lender and Lenders the following:

(a) Legally Enforceable Agreement. This Amendment is a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.

(b) No Defaults. Both before and after giving effect to this Amendment, no Defaults or Events of Default have occurred and are continuing as of the Amendment Effective Date. There are no defaults or breaches by any party to the GAG Purchase Agreement or any other document executed in connection therewith.

5. CONDITIONS PRECEDENT. The Amendment Effective Date shall only occur upon the Lender’s receipt of the following, all in form and substance satisfactory to it in its sole discretion:

(a) an original counterpart of this Amendment duly executed by all parties hereto,

(b) a duly executed original counterpart of the Great American Guaranty,

(c) legal opinions from Great American Group’s counsel covering GAG Inc.,

(d) a fully executed and certified copy of the GAG Purchase Agreement and all other material agreements executed or delivered in connection therewith,

(e) an amendment or replacement of the Subordinated Unsecured Promissory Note from GAG Inc. in favor of the Great American Members, dated as of July 31, 2009, containing subordination provisions in favor of Lender,

(f) evidence that the transactions contemplated in the GAG Purchase Agreement have been closed and consummated according to the terms of the GAG Purchase Agreement as in effect on the date hereof,

(g) a certificate from the Secretary of Borrower, GAG Inc., and Great American attesting to the resolutions of such Person’s Board of Directors authorizing its execution, delivery, and performance of this Amendment or the Great American Guaranty, as applicable, and authorizing specific officers of such Person to execute the same,

(h) copies of Borrower’s, GAG Inc.’s, and Great American’s Governing Documents, as amended, modified, or supplemented to the First Amendment Effective Date, certified by the Secretary of such Person,

(i) a certificate of status with respect to Borrower, GAG Inc., and Great American, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Person, which certificate shall indicate that such Person is in good standing in such jurisdiction; provided, however, that in lieu of providing such certificate on the First Amendment Effective Date, Borrower covenants and agrees that it shall take all action necessary to cause such certificate to be issued within five (5) Business Days of the First Amendment Effective Date,

(j) Borrower shall have paid all Lender Expenses incurred in connection with the transactions evidenced by this Amendment, and

(k) All other documents and legal matters in connection with this Amendment reasonably requested by the Lender shall have been delivered, executed, or recorded.

6. NO WAIVER. Except as expressly provided for in this Amendment, nothing in this Amendment shall extend to or affect in any way any of the rights or obligations of the Borrower or any of the Lender’s obligations, rights and remedies arising under the Loan Documents. Except as expressly provided for in this Amendment, the Lender shall not be deemed to have waived any or all of its rights or remedies with respect to any Default or any Event of Default existing on the date hereof or arising hereafter.

7. RELEASE. In consideration of Lender entering into this Amendment, the Borrower, GAG Inc., and Great American each hereby release and forever discharge Lender, and its successors, assigns, agents, shareholders, directors, officers, employees, attorneys, parent corporations, subsidiary corporations, affiliated corporations, affiliates, and each of them, from any and all claims, counterclaims, off-sets, debts, demands, obligations, costs, expenses, actions and causes of action, of every nature and description, known and unknown, whether or not related to the subject matter of this Amendment or the other Loan Documents, which such Person now has or at any time may have held, by reason of any matter, cause or thing occurred, done, omitted or suffered to be done prior to the date of this Amendment; provided, however, that such release and discharge shall in all events exclude any and all continuing obligations of Lender, if any, under or pursuant to the Loan Documents. This release is fully effective on the date hereof. Lender is not releasing Borrower from any claims, debts, Obligations, demands, obligations, costs, expenses, actions or causes of action.

8. COSTS AND EXPENSES. Without limiting Section 11.4 of the Credit Agreement, the Borrower hereby agrees to pay to the Lender, on demand by the Lender, all reasonable fees and expenses incurred by the Lender in connection with preparation, execution and delivery of this Amendment and the transactions contemplated hereby, including, without limitation, the reasonable fees and expenses of counsel to the Lender.

9. LIMITED EFFECT, ETC. In the event of a conflict between the terms and provisions of this Amendment and the terms and provisions of the Credit Agreement, the terms and provisions of this Amendment shall govern. Except as modified by this Amendment, all terms and conditions of each of the Loan Documents shall remain unmodified and in full force and effect, which terms and conditions, the parties to this Amendment hereby ratify and affirm. Each of the representations, warranties, and covenants contained in the Loan Documents are incorporated herein by reference that entered into such documents as if each such representation, warranty, and covenant was made herein as of the First Amendment Effective Date.

10. COUNTERPARTS; EFFECTIVENESS. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed and delivered shall be deemed to be an original. All such counterparts, taken together, shall constitute but one and the same Amendment. This Amendment shall become effective upon the execution of a counterpart of this Amendment by each of the parties hereto.

11. GOVERNING LAW. THIS AMENDMENT IS INTENDED TO TAKE EFFECT AS AN AGREEMENT UNDER SEAL UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID COMMONWEALTH.

12. HEADINGS. Headings or captions used in this Amendment are for convenience or reference only and shall not define or limit the provisions thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their authorized officers as of the day and year first above written.

GREAT AMERICAN GROUP WF, LLC, a California limited liability company

By:	/s/ Andrew Gumaer
Name:	Andrew Gumaer
Title:	Manager

WELLS FARGO RETAIL FINANCE, LLC, a Delaware limited liability company, as Lender

By:	/s/ Joseph Burt
Name:	Joseph Burt
Title:	Vice President

ACKNOWLEDGEMENT & CONSENT

Great American Group, Inc., and Great American Group, LLC, as issuers of the Great American Guaranty, each hereby (i) acknowledges and agrees to the First Amendment to the Credit Agreement, dated as of even date herewith (the “Amendment”), to which this Acknowledgement and Consent is attached, (ii) agrees to comply with the terms of the Credit Agreement, as amended by the Amendment, binding on such Person, and (iii) confirms and agrees that the Great American Guaranty is, and shall continue to be, in full force and effect and is ratified and confirmed in all respects.

Defined terms used in this Acknowledgement and Consent are as defined in the Credit Agreement, dated as of October 21, 2008, between Great American Group WF, LLC, as borrower, and Wells Fargo Retail Finance, LLC, as lender, as amended by the Amendment, and as subsequently amended or amended and restated.

Dated: August 27, 2009

GREAT AMERICAN GROUP, INC. a Delaware corporation

By:	/s/ Paul Erickson
Name:	Paul Erickson
Title:	Chief Financial Officer

GREAT AMERICAN GROUP, LLC a California limited liability company

By:	/s/ Paul Erickson
Name:	Paul Erickson
Title:	Chief Financial Officer